Exhibit 4.4

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS NAMED IN SCHEDULE 1A AND 1B

and

GLOBAL MARKET GROUP LIMITED

(环球巿场集团有限公司)

and

THE PARTIES NAMED HEREIN

March 26, 2008

SCHEDULE 1A – SERIES A INVESTORS

SCHEDULE 1B – SERIES B INVESTORS

SCHEDULE 2 – DEFINITIONS

EXHIBIT A – ADHERENCE AGREEMENT

EXHIBIT B – REGISTRATION RIGHTS

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into on March 26, 2008, by and among:

A. Global Market Group Limited (环球巿场集团有限公司), a company incorporated in the Cayman Islands (the “Company”), whose registered office is at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman,

B. The Investor named in Schedule 1A of this Agreement (the “Series A Investor”),

C. The Investors named in Schedule 1B of this Agreement (the “Series B Investors”, and together with the Series A Investor, the “Investors”),

D. Global Market Group (Asia) Limited (环球巿场集团（亚洲）有限公司), a company incorporated in the Hong Kong Special Administrative Region (the “HK Subsidiary”), whose registered office is at Room 5, Block A, 7th Floor, Phase I, Yip Fat Factory Building, 77 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong,

E. Global Market (Guangzhou) Co., Ltd. (广州龙媒计算机科技有限公司), a joint venture established under the laws of the PRC (“Global Market Guangzhou”), whose registered address is at Room 802, No. 264 Tian He Dong Road, Tian He District, Guangzhou, PRC,

F. Global Market International Logistics Co., Ltd. (广州龙企国际货运代理有限公司), a domestic limited liability company established under the laws of the PRC (“Global Market Long Qi”), whose registered address is at Room 353B, 3/F, No. 986, Jiefangbei Road, Yuexiu District, Guangzhou, PRC,

G. Global Market Logistics Co., Ltd. (广州龙星国际货运代理有限公司), a domestic limited liability company established under the laws of the PRC (“Global Market Long Xing”), whose registered address is at Room 1009A, Renfeng Building, No. 490, Tianhe Road, Tianhe District, Guangzhou, PRC,

H. Guangzhou Shen Long Computer Science Co., Ltd., (广州燊龙计算机科技有限公司), a domestic limited liability company established under the laws of the PRC (“Guangzhou Shenlong”), whose registered address is at Room 401, 3/F, No.187, Dongfengxi Road, Yuexiu District, Guangzhou, PRC, and

I. Pan Weijia (潘伟佳), holder of PRC Passport No.G08688038, and Pan Weinian (潘伟年), holder of PRC Identity Card No. PCHN 150184962, the address of both is at Room 5, Block A, 7th Floor, Phase I, Yip Fat Factory Building, 77 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong (Pan Weijia and Pan Weinian, each a “Key Shareholder” and together, the “Key Shareholders”).

RECITALS

A. WHEREAS, the Series A Investor has subscribed from the Company, and the Company has issued to the Series A Investor, 1,940,000 Series A Preferred Shares of the Company on the terms and conditions set forth in Series A Preferred Shares Subscription Agreement dated September 3, 2006 (the “Series A Shares Subscription Agreement”) by and among, the Company, the Key Shareholders, Global Market Guangzhou and the Series A Investor.

B. WHEREAS, the Company and the Series A Investor are party to a Investor’s Rights Agreement dated October 19, 2006 (the “2006 Investor’s Rights Agreement”) to record the respective information, registration and other rights and obligations of the shareholders of the Company; and

C. WHEREAS, the Series B Investors have agreed to subscribe from the Company, and the Company has agreed to issue to the Series B Investors, an aggregate of up to 7,653,846 Series B Preferred Shares of the Company, on the terms and conditions set forth in Series B Preferred Shares Subscription Agreement dated March 20, 2008 (the “Series B Shares Subscription Agreement”) by and among, the Company, the HK Subsidiary, the PRC Subsidiaries, the Key Shareholders and the Series B Investors.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	GENERAL MATTERS.

1.1 Definitions. Capitalized terms used herein without definition have the meanings assigned to them in Schedule 2 attached to this Agreement. The use of any term defined in Schedule 2 in its uncapitalized form indicates that the words have their normal and general meaning.

1.2 Pledge. The Company and each Key Shareholder shall cause all parties to this Agreement, other than the Investors, to perform its obligations under this Agreement.

2.	INFORMATION AND INSPECTION RIGHTS.

2.1 Information and Inspection Rights.

(a) Information Rights. The Company covenants and agrees that, commencing on the date of the Series B Closing, the Company shall deliver each of the Investors the following with respect to the Company and each Group Company:

(i) annual audited consolidated financial statements as soon as practicable but in any event within ninety (90) days after the end of each fiscal year, such year-end financial statements to be in reasonable detail, in each case setting forth in comparative form figures for the previous year, such financial statements shall be prepared and audited by an Approved Accounting Firm, and accompanied by a report and opinion thereon by such independent public accountants;

(ii) six-month unaudited consolidated financial statements as soon as practicable but in any event within thirty (30) days after the end of such six-month period;

(iii) an unaudited consolidated balance sheet, unaudited consolidated income statement, and unaudited consolidated statement of cash flows for each quarter as soon as practicable but in any event within thirty (30) days after the end of each quarter;

(iv) monthly management accounts as soon as practicable but in any event within fifteen (15) days after the end of each month; and

(v) an annual consolidated operating budget and strategic and business plan for the following fiscal year, prepared on a monthly basis including, revenues, expenses, cash position, balance sheets and sources and applications of funds statements (including any anticipated or planned capital expenditure or borrowings) for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company, as soon as practicable but in any event within forty five (45) days prior to the end of each fiscal year;

(v) full details of any plans in relation to any Qualified IPO and/or Sale of the Company as soon as practicable; and

(vi) upon the written request by an Investor, such other information as the Investor shall reasonably request.

All financial statements to be provided to the Investors pursuant to this Section 2.1 and pursuant to any other Transaction Document shall include a balance sheet, a statement of profit or loss and a statement of cash flows, and shall be prepared in the English language in accordance with the IFRS or U.S. GAAP, as determined by the Board, and shall consolidate all of the financial results of the Group Companies. Any audit of such financial statements to be provided to the Investors pursuant to this Section 2.1 shall be performed in accordance with the IFRS or U.S. GAAP, as the case may be, by an Approved Accounting Firm accepted by a majority of the Board.

(b) Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, (i) any of the Investors holding Shares as of as at the date of this Agreement (the “Original Investors”) and (ii) for so long as any Person taking any interests from a transfer or assignment by such Original Investors pursuant to the Transaction Documents and the relevant person holds at least five percent (5%) of the then outstanding Preferred Shares (the “Inspection Rights Holder”), that Inspection Rights Holder or its appointee shall have the right of inspection, including the right to inspect the properties and facilities of the Company and/or any of its Subsidiaries and/or any of its joint venture companies and/or any of its Affiliates, to access, examine and copy all books or accounts of the Company and/or any of its Subsidiaries, and to discuss the business, operations and conditions of the Company and each of its Subsidiaries with their respective directors, officers, employees, accounts, legal counsel and investment bankers, with the full cooperation of the Company, during reasonable business hours upon receipt by the Company of reasonable prior written notice and provided that the relevant Inspection Rights Holder procure that such inspecting parties shall observe and shall undertake to be bound by the confidentiality undertakings set out in Section 11 of this Agreement.

(c) Termination of Rights. Except as set forth in Section 2.2 below, the foregoing information right shall terminate (i) upon the completion of a Qualified IPO, or (ii) with respect to any Investor, when such Investor no longer holds any Shares.

2.2 Information Rights After a Qualified IPO. The Company covenants and agrees that, so far as the Company is permitted under the applicable laws and regulations, the Company shall deliver to each Investor promptly after filing, copies of all of the Company’s annual and periodic reports made available to its shareholders as well as all public reports (including any periodic, interim, or extraordinary reports) filed with the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the People’s Republic of China , the U.S. Securities and Exchange Commission, the Financial Services Authority and the Listing Authority of the United Kingdom or any other stock exchange or securities regulatory authority. This Section 2.2 shall survive any termination of this Agreement.

3.	PUBLIC OFFERING RIGHTS.

3.1 Registration Rights.

(a) Registration Rights. The registrations rights of the Investors with respect to the Company and the rights and obligations of the parties with respect to registration of the Company’s Ordinary Shares are set forth on Exhibit B attached hereto.

(b) Termination. The rights set forth in Exhibit B shall terminate upon the earlier of (i) the date of the completion of a Sale of the Company, and (ii) as to any Investor, when all Registrable Securities held by such Investor (together with any Affiliate of such Investor with whom such Investor must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144(k) within a ninety (90) day period; and (iii) five (5) years following the Qualified IPO.

3.2 Going Public; Trade Sale. Each of the Key Shareholders and the Company undertake to use its best efforts to, within thirty-six (36) months from the date of the Series B Closing: (i) consummate a Qualified IPO of the Company acceptable to the Series A Directors and Majority Series B Investors, or (ii) consummate a Sale of the Company.

4.	RIGHT OF PARTICIPATION.

4.1 With Respect to Issuance of New Securities:

(a) General. Each of the Investors and any person to which rights under this Section 4.1 have been duly assigned in accordance with Section 8 (each of such Persons being hereinafter referred to as a “Participation Rights Holder”) shall have the pre-emption right to subscribe for such a Pro Rata Share of all or any part of the New Securities that the Company may from time to time issue after the date of this Agreement, including any New Securities not purchased by other Participation Rights Holders (the “Right of Participation”). An Investor shall be entitled to apportion the right of first offer hereby granted it among its partners, members and its Affiliates in such proportions as it deems appropriate provided that such Affiliates do not have any interest in any business, company or asset which competes with the business of the Company or any Group Company.

(b) Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Registrable Securities then held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (assuming conversion of all convertible securities but excluding shares issuable under unexercised options or warrants) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

(c) New Securities. “New Securities” shall mean any Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares, any other shares of the Company designated as “Preferred Shares”, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and any rights, options, or warrants to purchase or exercisable for such securities, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for said equity securities; provided, however, that the term “New Securities” shall not include:

(i) any Series A Preferred Shares issued under the Series A Shares Subscription Agreement, or Ordinary Shares issued upon conversion of the Series A Preferred Shares authorized herein;

(ii) any Series B Preferred Shares issued under the Series B Shares Subscription Agreement, or Ordinary Shares issued upon conversion of the Series B Preferred Shares authorized herein;

(iii) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro-rata basis;

(iv) in the aggregate up to 1,000,000 Ordinary Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions) issued or issuable to officers, directors, employees and consultants of the Company or its Subsidiaries pursuant to the Employee Share Option Plan or any other incentive arrangement approved by the Board in accordance with Section 10.8(h) and the shareholders in accordance with Section 9.1(c) (“Employee Securities”);

(v) any securities issued as a dividend or distribution on the Series A Preferred Shares or Series B Preferred Shares or any event for which adjustment is made;

(vi) any securities offered in a Qualified IPO by the Company;

(vii) any securities issued pursuant to a Permitted Acquisition; and

(viii) any securities issued with the prior written approval of the Majority Investors.

(d) Procedures.

(i) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount, the type and the price of New Securities and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall be entitled to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within twenty (20) Business Days from the date of such First Participation Notice. If any Participation Rights Holder fails to send such written notice within the prescribed time period, then the right of such Participation Rights Holder to purchase its Pro Rata Share hereunder shall be forfeited.

(ii) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails to exercise its Right of Participation with respect to all of the New Securities which such Participating Rights Holder is entitled to purchase in accordance with subsection (d)(i) above, the Company shall promptly give a written notice (the “Second Participation Notice”) to the Participating Rights Holders who agreed to exercise their Right of Participation (the “Rights Participants”) in accordance with subsection (d)(i) above. Each Rights Participant shall have ten (10) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Rights Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Registrable Securities held by each oversubscribing Rights Participant and the denominator of which is the total number of Registrable Securities held by all the oversubscribing Rights Participants. Each oversubscribing Rights Participant shall be obligated to purchase such number of additional New Securities as determined by the Company pursuant to this subsection (d)(ii) and the Company shall so notify the Rights Participants within twenty (20) Business Days from the date of the Second Participation Notice.

(e) Failure to Exercise. In the event Participation Rights Holders do not exercise the Right of Participation with respect to all New Securities described in the First Participation Notice, (i) after twenty (20) Business Days following the date of the First Participation Notice, or (ii) upon the expiration of the Second Participation Period, the Company shall have a period of ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation was not fully exercised) at the same or a higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such prescribed period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.1.

(f) Termination. The Right of Participation under this Section 4.1 shall terminate upon the completion of a Qualified IPO.

5.	RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL AND CO-SALE.

5.1 Transfers by Key Shareholders.

(a) Any proposed assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering, through one or a series of transactions, of any interest in any Shares now or hereafter owned or held by a Key Shareholder, either directly or indirectly (in each case, a “Key Shareholder Transfer”) shall be made in compliance with this Section 5. For avoidance of doubt, any change in the equity interest of a Key Shareholder that is an entity, including without limitation as a result of (i) the issuance or redemption by such Key Shareholder of any portion of its outstanding shares or equity, or (ii) an transfer of such Key Shareholder’s equity by its equity holder, shall constitute a “Key Shareholder Transfer” for purposes of this Agreement.

(b) In addition to the restrictions set forth in Sections 5.1(a), 5.2 and 6, without the prior consent of the Majority Investors, prior to the date that is thirty-six (36) months following the Series B Closing, the Key Shareholders, shall not affect a Key Shareholder Transfer unless otherwise approved in writing by the Board of Directors of the Company, including the affirmative consent of the Series A Director and two (2) of the three (3) Series B Directors unless otherwise permitted pursuant to Section 5.4. A Key Shareholder which is a corporation hereby irrevocably and unconditionally undertakes with the Investors that without the prior written approval of the Majority Investors, it shall not directly or indirectly issue, sell, transfer or otherwise dispose of or create any mortgage, charge, pledge, lien or other encumbrance, third party rights or security interest whatsoever on or over or in respect of all or any of its shares (or any interest therein). Each Key Shareholder who is the individual that holds shares in that Key Shareholder corporation hereby irrevocably and unconditionally undertakes with the Investors that without the prior written approval of the Majority Investors, he/she shall not allow, directly or indirectly, sell, transfer or otherwise dispose of or create any mortgage, charge, pledge, lien or other encumbrance, third party rights or security interest whatsoever on or over or in respect of all or any of the shares in the Key Shareholder corporation.

5.2 Right of First Refusal on Transfers by Key Shareholders.

(a) Notice of Sale by a Key Shareholder. If a Key Shareholder (the “Selling Key Shareholder”) proposes to effect a Key Shareholder Transfer with to respect any of its Shares (the “Key Shareholder Transfer Shares”), then the Selling Key Shareholder shall promptly give a written notice (the “Key Shareholder Transfer Notice”) to the Company and to the Investors describing in reasonable detail the proposed sale or transfer, including the number of Key Shareholder Transfer Shares, the nature of such sale or transfer and the consideration to be paid.

(b) Right of First Refusal Relating to Sale by a Key Shareholder. Each Investor shall be given a right of first refusal to purchase all or any part of such Investor’s Pro Rata ROFR Share of the Key Shareholder Transfer Shares, at the price and upon the terms and conditions specified in the Key Shareholder Transfer Notice by giving a written notice to the Selling Key Shareholder within twenty (20) Business Days (the “Key Shareholder Transfer Period”) after the date of receipt of the Key Shareholder Transfer Notice stating therein the number of Key Shareholder Transfer Shares to be purchased. A failure by an Investor to respond within the Key Shareholder Transfer Period shall constitute a decision by such Investor not to exercise its right to purchase such Key Shareholder Transfer Shares. An Investor’s “Pro Rata ROFR Share” of a specified quantity of Key Shareholder Transfer Shares shall mean that number of Key Shareholder Transfer Shares which equals the specified quantity of Key Shareholder Transfer Shares proposed to be transferred by the Selling Key Shareholder, multiplied by a fraction equal to (i) the number of Shares then held by such Investor (on an as converted basis and including Ordinary Shares issued upon conversion thereof), divided by (ii) the total number of Shares (on an as converted basis and including Ordinary Shares issued upon conversion thereof) then held by all Investors.

(c) Undersubscription of Key Shareholder Transfer Shares. If rights to purchase the Key Shareholder Transfer Shares have been exercised by the Investors with respect to some but not all of the Key Shareholder Transfer Shares by the end of Key Shareholder Transfer Period, then, within five (5) calendar days after the expiration of the Key Shareholder Transfer Period, the Selling Key Shareholder shall send written notice (the “Undersubscription Notice”) of the foregoing to the Company and those Investors who have fully exercised their Right of First Refusal within the Key Shareholder Transfer Period (the “Exercising Investor”). Each Exercising Investor shall have an additional right to purchase all or any part of its Pro Rata ROFR Share of the balance of any such remaining unsubscribed Key Shareholder Transfer Shares on the terms and conditions set forth in the Key Shareholder Transfer Notice. To exercise its rights to purchase additional Key Shareholder Transfer Shares pursuant to this Section 5.2(c), an Exercising Investor must deliver to the Selling Key Shareholder and the Company an exercise notice indicating the additional number of Key Shareholder Transfer Shares such Exercising Investor wishes to within ten (10) calendar days after the receipt of the Undersubscription Notice (the “Undersubscription Exercise Period”). Within five (5) calendar days after the expiration of the Undersubscription Exercise Period, the Selling Key Shareholder will give written notice to the Company and each Investor specifying the number of Key Shareholder Transfer Shares that was subscribed by the Investors exercising their Rights of First Refusal (the “Confirmation Notice”). An Exercising Investor’s “Pro Rata ROFR Share” of a specified quantity of Key Shareholder Transfer Shares shall mean that number of Key Shareholder Transfer Shares which equals the specified quantity of remaining unsubscribed Key Shareholder Transfer Shares proposed to be transferred by the Selling Key Shareholder, multiplied by a fraction equal to (i) the number of Shares then held by such Exercising Investor (on an as converted basis and including Ordinary Shares issued upon conversion thereof), divided by (ii) the total number of Shares (on an as converted basis and including Ordinary Shares issued upon conversion thereof) then held by all Exercising Investors.

(d) Consideration; Closing. If the consideration proposed to be paid for the Key Shareholder Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be determined in good faith by the Board. If any Exercising Investor cannot for any reason pay for the Key Shareholder Transfer Shares in the same form of non-cash consideration, such Exercising Investor may pay the cash value equivalent thereof, as determined by the Board. The closing of the purchase of Key Shareholder Transfer Shares by the Exercising Investors shall take place, and all payments from the Exercising Investors shall have been delivered to the Selling Key Shareholder, by the later of (i) the date specified in the Key Shareholder Transfer Notice as the intended date of the Key Shareholder Transfer and (ii) fifteen (15) calendar days after Undersubscription Exercise Period, such transfer to be on the same terms and conditions as those set out in the Investor Transfer Notice.

5.3 Transfers by Preferred Shareholders. Any Investor intending to sell, transfer or dispose of its interest in any of the Preferred Shares prior to the Qualified IPO of the Company shall first comply with this Section 5.3.

(a) Investor Right of First Refusal Relating to a Sale of Preferred Shares. If any Investor (the “Selling Investor”) proposes to sell or transfer any of its Preferred Shares, then the Selling Investor shall promptly give a written notice (the “Investor Transfer Notice”) to the Company, the other Investors and all the remaining holders of Shares or shares in the capital of the Company (“Remaining Shareholders”) describing in reasonable detail the proposed sale or transfer, including the number of Preferred Transfer Shares, the nature of such sale or transfer and the consideration to be paid.

(i) Sale of Series A Preferred Shares. With respect to the transfer of Series A Preferred Shares (the “Series A Transfer Shares”), each non-transferring holder of Series A Preferred Shares (a “Non-Transferring Series A Holder”) shall be entitled to purchase all or any part of the respective Non-Transferring Series A Holder’s Pro Rata Share of the Series A Transfer Shares, at the price and upon the terms and conditions specified in the Investor Transfer Notice by giving a written notice to the Selling Investor within twenty (20) Business Days after the date of the Investor Transfer Notice stating therein the number of the Series A Transfer Shares to be purchased (“Series A Transfer Shares Acceptance Period”). A failure by the respective Non-Transferring Series A Holder to respond within the Series A Transfer Shares Acceptance Period shall constitute a decision by the respective Non-Transferring Series A Holder not to exercise its right to purchase such Series A Transfer Shares. A “Non-Transferring Series A Holder’s Pro Rata Share” of a specified quantity of Series A Transfer Shares shall mean that number of Series A Transfer Shares which equals the specified quantity of Series A Transfer Shares proposed to be transferred by the Series A Investor, multiplied by a fraction equal to (i) the number of Series A Preferred Shares then held by such Non-Transferring Series A Holder, divided by (ii) the total number of Series A Preferred Shares then held by all Series A Investors.

(ii) Sale of Series B Preferred Shares. With respect to the transfer of Series B Preferred Shares (the “Series B Transfer Shares”), each non-transferring holder of Series B Preferred Shares (a “Non-Transferring Series B Holder”) shall be entitled to purchase all or any part of the respective Non-Transferring Series B Holder’s Pro Rata Share of the Series B Transfer Shares, at the price and upon the terms and conditions specified in the Investor Transfer Notice by giving a written notice to the Selling Investor within twenty (20) Business Days after the date of the Investor Transfer Notice stating therein the number of the Series B Transfer Shares to be purchased (“Series B Transfer Shares Acceptance Period”). A failure by the respective Non-Transferring Series B Holder to respond within the Series B Transfer Shares Acceptance Period shall constitute a decision by the respective Non-Transferring Series B Holder not to exercise its right to purchase such Series B Transfer Shares. A “Non-Transferring Series B Holder’s Pro Rata Share” of a specified quantity of Series B Transfer Shares shall mean that number of Series B Transfer Shares which equals the specified quantity of Series B Transfer Shares proposed to be transferred by the Series B Investor, multiplied by a fraction equal to (i) the number of Series B Preferred Shares then held by such Non-Transferring Series B Holder, divided by (ii) the total number of Series B Preferred Shares then held by all Series B Investors.

(iii) Offer to the Remaining Investors. Upon the expiry of the Acceptance Period under Section 5.3(a)(i) or (ii), as the case may be, each Series A Transfer Shares or Series B Transfer Shares that have not yet been allocated for purchase (such Shares, the “Preferred Transfer Shares”) shall be offered to the Investors who had not yet had the opportunity to purchase such class of Preferred Transfer Shares (the “Remaining Investors”), who shall then be entitled to purchase all or any part of such Remaining Investor’s Pro Rata Share of the Preferred Transfer Shares that has not been purchased by the Non-Transferring Preferred Shareholders, at the price and upon the terms and conditions specified in the Investor Transfer Notice by giving a written notice to the Selling Investor within five (5) Business Days after the expiry of the Acceptance Period stating therein the number of Preferred Transfer Shares to be purchased (the “Investor Acceptance Period”). A failure by the respective Remaining Investor to respond within such prescribed period shall constitute a decision by the respective Remaining Shareholder not to exercise its right to purchase such Preferred Transfer Shares. A “Remaining Investor’s Pro Rata Share” of a specified quantity of Preferred Transfer Shares shall mean that number of Preferred Transfer Shares which equals the specified quantity of Preferred Transfer Shares proposed to be transferred by the Investor, multiplied by a fraction equal to (i) the number of Shares then held by such Remaining Investor (on an as converted basis and including Ordinary Shares issued upon conversion thereof), divided by (ii) the total number of Shares (on an as converted basis and including Ordinary Shares issued upon conversion thereof) then held by all Investors.

(iv) Offer to the Remaining Shareholders. Upon the expiry of the Investor Acceptance Period under Section 5.3(iii), the Remaining Shareholders shall be entitled to purchase all or any part of the respective Remaining Shareholder’s Pro Rata Share of the Preferred Transfer Shares that has not been purchased by the Non-Transferring Series A and Series B Shareholders, at the price and upon the terms and conditions specified in the Investor Transfer Notice by giving a written notice to the Selling Investor within five (5) Business Days after the expiry of the Investor Acceptance Period stating therein the number of Preferred Transfer Shares to be purchased. A failure by the respective Remaining Shareholder to respond within such prescribed period shall constitute a decision by the respective Remaining Shareholder not to exercise its right to purchase such Preferred Transfer Shares. A “Remaining Shareholder’s Pro Rata Share” of a specified quantity of Preferred Transfer Shares shall mean that number of Preferred Transfer Shares which equals the specified quantity of Preferred Transfer Shares proposed to be transferred by the Investor, multiplied by a fraction equal to (i) the number of Shares then held by such Remaining Investor (on an as converted basis and including Ordinary Shares issued upon conversion thereof), divided by (ii) the total number of Shares (on an as converted basis and including Ordinary Shares issued upon conversion thereof) then held by all Remaining Shareholders.

(b) Forfeiture of Right of First Refusal Rights with Respect to Investor Transfer. Notwithstanding the foregoing, if the total number of Preferred Transfer Shares to be transferred by any Investor that the other Investors and Remaining Shareholders indicate an interest in purchasing as provided in Section 5.3(a) is less than the total number of Preferred Transfer Shares, then the non-transferring Investors and Remaining Investors shall be deemed to have forfeited any right to purchase the Preferred Transfer Shares, and the Selling Investor shall be free to sell all, but not less than all, of the Preferred Transfer Shares to the prospective transferee in the Investor Transfer Notice (subject to the other terms and restrictions of this Agreement), provided, that such sale shall be consummated within ninety (90) days after receipt of the Investor Transfer Notice by the Company, the other Investors and Remaining Investors.

(c) Consideration; Closing. If the consideration proposed to be paid for the Preferred Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be determined in good faith by the Board. If any Non-Transferring Series A Holder, Non-Transferring Series B Holder, Remaining Shareholder or Remaining Investor cannot for any reason pay for the Preferred Transfer Shares in the same form of non-cash consideration, the Non-Transferring Series A Holder, Non-Transferring Series B Holder, Remaining Shareholder or Remaining Investor may pay the cash value equivalent thereof, as determined by the Board. The closing of the purchase of Preferred Transfer Shares by the respective Non-Transferring Series A Holder or Non-Transferring Series B Holder, Remaining Shareholder or Remaining Investor shall take place, and all payments from the respective Non-Transferring Series A Holder, Non-Transferring Series B Holder, the Remaining Shareholder or Remaining Shareholder shall have been delivered to the Selling Investor, by the later of (i) the date specified in the Investor Transfer Notice as the intended date of the transfer, and (ii) fifteen (15) calendar days after Investor Acceptance Period, such transfer to be on the same terms and conditions as those set out in the Investor Transfer Notice.

(d) Prohibited Preferred Share Transfers. Any attempt by a Selling Investor to transfer any of the Preferred Transfer Shares in violation of this Section 5.3 shall be void, and the Company undertakes it will not effect such a transfer nor will treat any alleged transferee as the holder of such shares without the written consent of the Non-Transferring Series A Holders, Non-Transferring Series B Holders, Remaining Investors and Remaining Shareholders.

5.4 Exempt Transfers.

Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 5.1, 5.2 and 5.3 and Section 6 shall not apply: (i) to a repurchase of Shares from a Key Shareholder by the Company at a price no greater than that originally paid by such Person for such Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, (ii) in the case of a Key Shareholder that is a natural person, upon a gratuitous transfer of Shares by such Key Shareholder (including on death by will or intestacy) of up to an aggregate of ten percent (10%) of such Key Shareholder’s Shares to an Immediate Family Member of such Key Shareholder, or to a custodian, trustee, executor, or other fiduciary for the account of such Key Shareholder’s Immediate Family Member, or to a trust for such Key Shareholder’s own self, in each case for bona fide estate planning purposes, provided that each such transferee or assignee, prior to the completion of the sale, shall have executed documents assuming the obligations of the Selling Key Shareholder under this Agreement with respect to the transferred Shares; and provided further that any such transfer or distribution shall comply with applicable law and regulations, including without limitation any requirement for the transferee to make any required filings with SAFE pursuant to Circular 75 issued by the State Administration of Foreign Exchange of the PRC (“SAFE”) on October 21, 2005 (and any successor regulation) (“Circular 75”), (iii) the sale of any Shares to the public in a Qualified IPO, (iv) in the case of an Investor, upon a transfer by such Investor to a transferee that is a partner, member, limited partner or its Affiliate; provided that in each of the above cases such transferee or assignee, prior to the completion of the sale, shall have executed documents assuming the obligations of the transferring Shareholder under this Agreement with respect to the transferred Shares; (iv) to the transfer by Pan Weijia of up to an aggregate of 1,194,000 Ordinary Shares (as adjusted in connection with any stock split, stock dividend, recapitalizations or similar transactions) to certain employees of the Company or Group Companies pursuant to or as agreed in connection with the Employee Share Option Plan (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions), and provided further that any such transfer or distribution shall comply with applicable law and regulations, including without limitation any requirement for the transferee to make any required filings with SAFE pursuant to Circular 75; (v) to a Transfer pursuant to and in connection with a Sale of the Company pursuant to Section 7; or (vi) to the transfer by Pan Weijia to Hanson Westhouse Limited of that number of Ordinary Shares equivalent to 0.5% of the enlarged issued share capital of the Company (taking into account the Series B Preferred Shares on an as-converted basis and adjusted from time to time as necessary for any future corporate actions) at the subscription price for the Series B Preferred Shares upon exercise by Hanson Westhouse Limited of its option under the Engagement Letter, such option to be exercisable at any time up to two (2) years following the Qualified IPO pursuant to or as agreed under the Engagement Letter (“Engagement Letter Securities”).

5.5 Termination. The rights under this Section 5 shall terminate upon the completion of a Qualified IPO.

6.	CO-SALE RIGHT.

6.1 Co-Sale Right. If any Key Shareholder Transfer Shares are not purchased pursuant to Section 5 above and thereafter are to be sold to a prospective transferee, each Investor that has not exercised its rights under Section 5.2 (each an “Co-Sale Eligible Holder”) shall have the right, exercisable upon delivery of a written notice to the Selling Key Shareholder, with a copy to the Company, prior to the end of the Key Shareholder Transfer Period, to participate in the Key Shareholder Transfer of such Key Shareholder Transfer Shares at the same price and upon the same terms and conditions indicated in the Key Shareholder Transfer Notice. A failure by the respective Investor to respond within such prescribed period shall constitute a decision by such Investor not to exercise its right of co-sale as provided in this Section 6. To the extent an Investor exercises such right of co-sale in accordance with the terms and conditions set forth below, the number of Key Shareholder Transfer Shares that the Selling Key Shareholder may sell in the Key Shareholder Transfer shall be correspondingly reduced. The foregoing co-sale right of the Investors shall be subject to the following terms and conditions:

(a) Any Investor may sell all or any part of its Pro Rata Co-Sale Share of the Key Shareholder Transfer Shares. Each Investor’s “Pro Rata Co-Sale Share” of a specified quantity of Key Shareholder Transfer Shares shall mean that specified quantity of Key Shareholder Transfer Shares proposed to be transferred, multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as-converted basis) then held by the Investor exercising its co-sale rights pursuant to this Section 6.1, divided by (ii) the total number of Ordinary Shares then held by all of the Investors exercising their co-sale rights pursuant to this Section 6.1, on an as converted basis. As used in this definition, the phrase “on an as-converted basis” shall mean assuming conversion of all Preferred Shares but not assuming exercise or conversion of any other outstanding option, warrants, or other convertible securities.

(b) Each Investor shall effect its participation in the sale by promptly delivering to the Selling Key Shareholder, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold by such Investor and a transfer form signed by such Investor, which indicates:

(i) the number of Ordinary Shares which such Investor elects to sell;

(ii) that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Investor elects to sell; or

(iii) any combination of the foregoing;

provided, however, that if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Investor shall convert such Preferred Shares into Ordinary Shares and deliver the Ordinary Shares in their stead. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

6.2 Procedure at Closing. The share certificate or certificates that such Investor delivers to the Selling Key Shareholder pursuant to Section 6.1(b) shall be transferred to the prospective purchaser in consummation of the sale of the Key Shareholder Transfer Shares pursuant to the terms and conditions specified in the Key Shareholder Transfer Notice, and the Selling Key Shareholder shall concurrently therewith remit to each Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from an Investor exercising its rights of co-sale hereunder, the Selling Key Shareholder shall not sell any Key Shareholder Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such sales, the Selling Key Shareholder shall purchase such shares or other securities from such respective Investor(s). In selling its Shares pursuant to their co-sale right hereunder, the Investors shall not be required to give any representations or warranties with respect to its Shares to be sold except to confirm that they have not transferred or encumbered such Shares.

6.3 Non-Exercise. To the extent the Investors do not elect to participate in the sale of Key Shareholder Transfer Shares pursuant to the Key Shareholder Transfer Notice, the Selling Key Shareholder may, not later than ninety (90) days following delivery of the Key Shareholder Transfer Notice to the Investors, effect a Key Shareholder Transfer of the Key Shareholder Transfer Shares covered by the Key Shareholder Transfer Notice and not elected to be sold by the Investors. Any proposed transfer on terms and conditions more favorable than those described in the Key Shareholder Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Key Shareholder, shall be subject to the procedures described in Sections 5.1 and this Section 6.

6.4 Prohibited Key Shareholder Transfer.

(a) Prohibited Key Shareholder Transfer. In the event a Selling Key Shareholder should sell any Key Shareholder Transfer Shares in disregard or contravention of the rights under Sections 5 and Section 6.1 of this Agreement (a “Prohibited Key Shareholder Transfer”), the Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Key Shareholder shall be bound by the applicable provisions of such option.

(b) Put Right. Without prejudice to any other rights and remedies available to the Investors, in the event of a Prohibited Key Shareholder Transfer, the Investors shall have the right to sell to the Selling Key Shareholder the type and number of Ordinary Shares equal to the number of Shares the Investor would have been entitled to transfer to the purchaser under Section 6.1 hereof had the Prohibited Key Shareholder Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the Shares are to be sold to the Selling Key Shareholder shall be equal to the price per share paid by the purchaser to the Selling Key Shareholder in the Prohibited Key Shareholder Transfer. The Selling Key Shareholder shall also reimburse the respective Investor for any and all reasonable fees and expenses, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of such Investor’s rights under Sections 5 or 6.1, as the case may be.

(ii) Each Investor shall, if exercising the option created hereby, deliver to the Selling Key Shareholder within ninety (90) days after the later of the dates on which the Investors (A) received notice of the Prohibited Key Shareholder Transfer or (B) otherwise become aware of the Prohibited Key Shareholder Transfer, a notice describing the type and the number of Shares to be transferred by the respective Investor.

(iii) The Selling Key Shareholder shall, promptly upon receipt of such notice from each of the Investors exercising the option created hereby, pay to the respective Investor the aggregate purchase price for the Shares to be sold by the respective Investor, and the amount of reimbursable fees and expenses, as specified above, in cash or by other means acceptable to the respective Investor.

(iv) Upon receipt of full payment of the amount due from the Selling Key Shareholder, the respective Investor shall deliver to the Selling Key Shareholder the certificate or certificates representing Shares to be sold, together with a transfer form signed by such Investor transferring such shares.

(v) Notwithstanding the foregoing, any attempt by a Selling Key Shareholder to transfer any of the Key Shareholder Transfer Shares in violation of Section 5 or Section 6.1 shall be void, and the Company undertakes it will not effect such a transfer nor will treat any alleged transferee as the holder of such shares without the written consent of the Majority Investors.

6.5 Termination. The rights under this Section 6 shall terminate upon the completion of a Qualified IPO.

7.	OFFERS FROM THIRD PARTIES; DRAG ALONG.

7.1 Offer Notice. If the Company or any of the Shareholders (“Offeree”) receives an Offer at any time following the date that is two (2) years following the Series B Closing, it must immediately give written notice (“Offer Notice”) to the other Shareholders. The Offer Notice must state full details of all material terms and conditions of the Offer. For purposes of this Section 7, an “Offer” shall mean an offer from a third party (“Offeror”) which is bona fide in writing offering to acquire all of the Shares and/or all or substantially all of the assets or undertaking of the Company (a “Sale of the Company”) which contains all material terms and conditions (including, without limitation, the parties, the consideration and the intended completion date of the Offer).

7.2 Drag Along. In the event that (i) the Majority Key Shareholders, and (ii) the Majority Investors, approve the Offer, then each Shareholder hereby agrees with respect to all Shares that he, she or it holds and any other Company securities over which he, she or it otherwise exercises dispositive power:

(a) in the event such transaction requires the approval of shareholders, (i) if the matter is to be brought to a vote at a shareholder meeting, after receiving proper notice of any meeting of shareholders of the Company to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of Shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (ii) to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Sale of the Company and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) in the event that the Sale of the Company is to be effected by the sale of Shares held by another Shareholder (the “Selling Shareholder”) without the need for shareholder approval, to sell all shares of the Company beneficially held by such Shareholder (or in the event that the Selling Shareholder is selling fewer than all of its shares held in the Company, shares in the same proportion as the Selling Shareholder is selling) to the person to whom the Selling Shareholder propose to sell its shares, for the same per-share consideration (on an as-converted basis) and on the same terms and conditions as the Selling Shareholder, except that: (i) no Investor shall be required to give any representations or warranties other than with respect to such Investor and the Shares being transferred by such Investor, which, for the avoidance of doubt, shall not include, without limitation, any representations or warranties about the Company or the Company’s business; and (ii) no Shareholders will be required to sell its shares unless the liability for indemnification, if any, of the Shareholder in such Sale of the Company is several, not joint, and is pro rata in accordance with the Shareholder’s relative share ownership of the Company, and will not exceed the consideration payable to the Shareholder, if any, in such transaction (except in the case of potential liability for fraud or willful misconduct by the Shareholder);

(c) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(d) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company;

(e) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any voting securities owned by such Party or Affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquiror in connection with a Sale of the Company; and

(f) all the Shareholders shall procure that their respective Director nominees (if any) shall vote in favor of the Offer.

7.2 Termination. The rights under Section 7 shall terminate upon the completion of a Qualified IPO.

8.	ASSIGNMENT AND AMENDMENT.

8.1 Assignment - Rights of Investors. Notwithstanding anything herein to the contrary, the rights of the Investors under this Agreement, including without limitation the rights of the Investors under Sections 2.1, 2.2, 3, 4, 5, 6 and 7, are transferable to any Affiliate of the respective Investor or to any person who holds or is acquiring Registrable Securities in a transfer which does not breach any express provision of this Agreement; provided, however, that the Company is given a written notice stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 8.

8.2 Adherence Agreement. For any transfer of Shares to be deemed effective, the transferee shall assume the obligations of the transferor under this Agreement by executing and delivering to the Company an Adherence Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adherence Agreement by any transferee, such transferee shall be deemed to be a Key Shareholder or Investor hereunder, as appropriate.

8.3 No restriction or encumbrance on Series A Preferred Shares and Series B Preferred Shares. Save as provided by Section 5 with respect to Preferred Transfer Shares, the transfer and assignment of the Series A Preferred Shares or Series B Preferred Shares, as the case may be, or any right the Investors under this Agreement or any other Transaction Documents shall not be subject to any rights of first refusal or co-sale rights or other restrictions or encumbrances on transfer or assignment.

8.4 Amendment of Rights. A provision of this Agreement may only be amended and the observance thereof may only be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Majority Investors, except for Section 5 which may be amended with the written consent of the Majority Series A Investors, the Majority Series B Investors and the holders of a majority of the Ordinary Shares. Any amendment or waiver effected in accordance with this Section 8.4 shall be binding upon each Party hereto and their respective successors.

9.	PROTECTIVE PROVISIONS.

9.1 Acts of the Company (General) - Shareholder Consent. Notwithstanding anything to the contrary in this Agreement, each of the parties agree that, for as long as any Series A Preferred Shares and/or Series B Preferred Shares are outstanding, any action (whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any Group Companies shall require the prior approval of the holders of a majority of the then outstanding Series A Preferred Shares and Series B Preferred Shares (voting together as a single class on an as converted basis):

(a) any reduction or cancellation of the authorized or issued share capital of the Company and/or any Group Company (including without limitation, repurchase of any Preferred shares or Ordinary shares), except pursuant to a redemption or conversion of the Preferred Shares in accordance with the Articles or the exercise of the Company’s repurchase option on the termination of employment of a participant of the Employee Stock Option Plan;

(b) any action that authorizes, creates or issues shares of any class of stock having rights, preferences or privileges superior to or on parity with the Series A Preferred Shares or Series B Preferred Shares;

(c) other than the grant of the Employee Securities, the creation or issuance of any debenture or any obligation convertible into, any securities convertible into, any option to purchase or subscribe for, or warrants exercisable for, shares of the Company or any Group Company;

(d) effecting any merger, spin-off, consolidation, scheme of arrangement, reorganization or sale, transfer (including a transfer by way of a spin-off, split-off or business separation) or disposition of the whole or a substantial part of the business, undertaking, goodwill, assets or intellectual property or all or substantially all of the assets of the Company and/or any Group Company;

(e) dispose or dilute the Company’s interest, directly or indirectly in any Group Company;

(f) any amendment or waiver of any provisions of the Company’s Restated M&A that adversely affects the rights of the Series A Preferred Shares and/or Series B Preferred Shares;

(g) the appointment of a receiver, administrator or other form of external manager for the liquidation or dissolution or winding of the Company and/or any Group Company or the passing of any resolution of the Directors or the shareholders in respect thereof;

(h) cease to conduct or carry on the business of the Company and/or any Group Company substantially as now conducted or change any part of its business activities, plan or strategy of the Company and/or any Group Company as now carried out;

(i) any delegation of authority in respect of any of the foregoing matters to any committee of the Board;

(j) any increase or decrease in the authorized number of Series A Preferred Shares or Series B Preferred Shares, allotment or issuance of any additional Series A Preferred Shares or Series B Preferred Shares, or any amendment or variation of any rights, privileges or powers of, or the restrictions provided for, the benefit of the holders of the Series A Preferred Shares and/or the Series B Preferred Shares;

(k) increasing the authorized or issued share capital of the Company and/or any Group Company or issue any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any option rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholdings of the Investors in the Company, other than the Ordinary Shares issued or issuable upon conversion of the Preferred Shares;

(l) the creation of any mortgage, pledge, hypothecation, lien or charge (whether by way of fixed or floating charge, mortgage or other security) or other security interest over all or a substantial part of the Company’s assets or properties, tangible or intangible;

(m) any guarantee or agreement by the Company or any of the Group Company to indemnify any other person against any loss or liability of any person’s obligations, other than commercially reasonable warranties or indemnification granted to suppliers and customers in the ordinary course of business;

(n) the purchase of or subscription for any shares or other equity or debt securities of any person except for a wholly-owned subsidiary;

(o) any listing of the securities of the Company or any listing vehicle or affiliate established for that purpose

(p) making any investment by the Company and/or any Group Company in excess of US$100,000 (or its equivalent in any other currency), or any non-core business investments, or any acquisition of assets or equity interests outside the PRC (the PRC to be deemed to include the Hong Kong Special Administrative Region and Macau Special Administrative Region for purposes of this paragraph), unless such investment is a Permitted Acquisition; or

(q) any agreement, any commitment or the adoption of any corporate resolution to do any of the foregoing matters.

9.2 Procurement of Directors to comply with Obligations. Each of the parties other than the Company undertakes to procure that the director(s) appointed by it to the Board shall approve and implement the matters set out in Section 9.1 (a) to (q) above in the manner specified in Section 9.1.

9.3 Assignment and Termination. The rights of the Investors set forth in this Section 9 are fully assignable prior to a Qualified IPO to any person who holds or is acquiring the Series A Preferred Shares or Series B Preferred Shares, as the case may be, in a transfer which does not breach any express provision of this Agreement; provided, however, that the Company is given a written notice stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that the transferee executes and delivers an Adherence Agreement. The rights in this Section 9 shall terminate upon completion of a Qualified IPO.

10.	BOARD MATTERS.

10.1 Size of the Board; Designation Right. The Board of the Company shall consist of a maximum of seven (7) directors (exclusive of alternate directors). Each Shareholder agrees to vote all of his, her or its Shares in the Company (whether now owned or hereafter acquired or which the Shareholder may be empowered to vote), from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board:

(a) The Series A Investor shall be entitled to elect one (1) director of the Board of the Company (the “Series A Director”), who shall be designed by the Series A Investor. For as long as any Series A Preferred Shares are outstanding, the term of the office of Series A Director shall be determined by the Series A Investor.

(b) The Series B Investors shall be entitled to elect three (3) directors of the Board of the Company (the “Series B Directors”, and together with the Series A Director, the “Investor Directors”), (i) one (1) of whom shall be designated by JAFCO (the “JAFCO Director”), (ii) one (1) of whom shall by designated by Sky Investment (the “SI Director”), and (iii) one (1) of whom shall be designed by SISGL (the “SISGL Director”). The term of the office of each of the Series B Director shall be determined by the respective Series B Investor appointing that Series B Director for as long as any Series B Preferred Shares with respect to that Series B Investors are outstanding.

(c) The Key Shareholders shall be entitled to elect two (2) directors of the Board of the Company (the “Management Directors”), initially to be HU Weiquan and Pan Weijia. Upon the hiring of a new chief financial office following the Series B Closing, the Key Shareholders shall procure that HU Weiquan resign form his position as a Management Director and that the new chief financial officer or such other more appropriate person as may be determined by the Key Shareholders in their sole discretion shall be appointed as a Management Director to fill the vacancy.

(d) The Majority Investors and the Key Shareholders shall jointly elect one (1) director of the Board of the Company (the “Independent Director”) acceptable to the holders of more than fifty percent (50%) of the then outstanding Common Shares and Preferred Shares (voting together as a single class on an as-converted basis), initially to be SIEW Wing Keong.

10.2 Observers. In addition to their right to designate Investor Directors pursuant to Section 10.1, each of the Investors shall have the right to appoint an observer (the “Observers”) to attend and speak at any Board meetings and all subcommittees of the Board; provided that (i) such an Observer shall not have a right to vote at such Board meetings; (ii) this right to appoint Observers shall terminate upon the completion of a Qualified IPO; and (iii) each such observer shall observe and undertake to be bound by the confidentiality undertakings set out in Section 11 of this Agreement.

10.3 Disclosure of Information. Subject to their respective duties and responsibilities at law including, inter alia, the duty to act in the interest of the Company, the Company and Key Shareholders agree and consent on a continuing basis and up till the completion of a Qualified IPO that (i) each of the Investor Directors and Observers shall be entitled to disclose information concerning the Company, including but not limited to matters discussed at any meeting of the Board, to shareholders of the Investor or Investors that have designated him/her to the Board (“Ultimate Interest Holders”), provided that each such Investor shall, and shall procure that their Ultimate Interest Holders shall, observe and undertake to be bound by the confidentiality undertakings set out in Section 11 of this Agreement, and (ii) that the Investor Directors and Observers may take advice and instructions from his/her nominating Investor.

10.4 Board Quorum; Meetings; Management.

(a) The Company’s Restated M&A shall provide that, so long as the number of directors remain at seven (7), the quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) of the Board shall be four (4) directors including at least the Series A Director, the JAFCO Director, one (1) Series B Director designated by the Series B Investors other than JAFCO, and one (1) Management Director. In the event that the quorum for a Board meeting is not constituted for two (2) consecutive board meetings, the second such Board meeting shall be adjourned until the date falling on the expiry of three (3) Business Days from the date of the second Board meeting and the quorum for the reconvened Board meeting shall be any four (4) directors.

(b) Notices and agendas of the Board meetings as well as copies of all board papers shall be sent to all the directors and to the Investors at least ten (10) Business Days prior to the relevant Board meeting, except for emergency Board meeting.

(c) The Company shall convene Board meetings at least once a quarter after the Series B Closing on a date reasonably convenient to the Key Shareholders and the Majority Investors. Except for any contrary provision in the Transaction Documents or the relevant laws, the Company shall be managed and controlled by the Board.

10.5 Waiver. The Company acknowledges that the Investors will likely have, from time to time, information that may be of interest to the Company or its Subsidiaries (“Information”) regarding a wide variety of matters including (1) the Investors’ technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments that the Investors have made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including technologies, products and services that may be competitive with those of the Company or any of its Subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including companies that may be competitive with the Company or any Group Company. The Company recognizes that a portion of such Information may be of interest to the Company and/or the Group Companies. Such Information may or may not be known by the Investor Directors or the Observers. The Company, as a material part of the consideration for this Agreement, agrees that the Investor Directors and Observers shall not have any duty to disclose any Information to the Company or any of its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any Information, or otherwise to take advantage of any opportunity that may be of interest to the Company or any Group Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Investors’ ability to pursue opportunities based on such Information or that would require the Investors, any representative of the Investors, the Investor Directors or Observers to disclose any such Information to the Company or any Group Company or offer any opportunity relating thereto to the Company or any Group Company.

10.6 Director Expenses. The Company shall reimburse each member of the Board for all reasonable traveling expenses incurred in connection with Board duties and meetings.

10.7 Insurance and Indemnification. The Company shall procure customary directors and officers insurance for the directors, covering an amount of at least US$1,000,000 or such other amount as is approved by the Investor. Notwithstanding anything to the contrary in this Agreement or in the Restated M&A, the Company shall indemnify and hold harmless the Investor Director and his alternate, to the fullest extent permissible by law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such Investor Director or his alternate as a result of any act, matter or thing done or omitted to be done by him in good faith in the course of acting as a director or alternate director, as applicable, of the Company, by delivering to such Investor Director or its alternate, at the time of its appointment as a director or an alternate director, an indemnification agreement duly executed by the Company substantially in the form attached hereto as Exhibit C.

10.8 Protective Provisions - Special Board Veto. Notwithstanding anything to the contrary in this Agreement, for as long as any Series A Preferred Shares and Series B Preferred Shares are outstanding, the Company and each Group Company shall not, and the Key Shareholders shall procure that the Company and each Group Company shall not, take any action (whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company and/or any Group Company, unless such action has been approved by at least four (4) members of the Board of Directors, including at least two (2) affirmative votes from the Series A Director, JAFCO Director and/or the SISGIL Director:

(a) adoption of or amendment to the Restated M&A or the memorandum and articles of association or similar constitutive documents of any of the Company’s Subsidiaries;

(b) declaration or payment of any dividend by, or the making of any distribution on or with respect to the shares or any other share capital of, the Company and/or any Group Company;

(c) making any increase or decrease in capital, or any purchase or redemption of any shares of any of the Company and/or any Group Company, save for the issuance of Ordinary Shares upon the conversion of Preferred Shares or the redemption of the Preferred Shares in accordance with their terms of their issue

(d) adoption of annual budget, or any material change of annual budget, or engaging in any new line of business of the Company and/or any Group Company;

(e) amendment of the accounting policies or practices previously adopted, change of financial auditor or change of the commencement date and financial year end date of the Company and/or any Group Company;

(f) granting or creating by the Company and/or any Group Company of any indemnity or guarantee or any charge, lien or debenture or other security over all or any part of the assets or rights of the Company and/or any Group Company;

(g) adoption of, and amendment of any terms of, any of the Company’s and/or any Group Company’s employee stock option plans or share participation schemes or any bonus or profit sharing scheme;

(h) selling, transferring, license, changing, otherwise dispose of any trademarks, patents or other intellectual property owned by the Company and/or any Group Company;

(i) changing the senior management of the Company (namely the Company’s or any Group Company’s chairman, president, chief executive officer, chief operations officer or chief financial officer);

(j) any borrowing of money, obtaining of financial facilities (including factoring, facility letters, undertakings, guarantees, indemnities, comfort letters, etc.) or incurrence of indebtedness by the Company or any Group Companies (including indebtedness in the form of assumption or guaranty of borrowing or indebtedness of any other person) which individually or together with all related borrowing equal to or exceed forty percent (40%) of the net debt equity ratio of the Company or any Group Companies at any time;

(k) any transaction or series of related transactions or any contract involving the Company or any of its Subsidiaries and any Key Shareholder, director, officer, employee or consultant of the Company which individually or together with all related transactions equal to or exceed RMB1,000,000;

(l) any purchase or sale by the Company or any of the Group Companies involving real property;

(m) any change in the authorized maximum number of directors to be appointed to the Board of the Company; and

(n) any merger, acquisition, consolidation, reorganization or other transaction of or involving one (1) or more other companies in which the shareholders of the Company immediately prior thereto shall not hold a majority of the outstanding voting power of each surviving or acquiring company pro-rata immediately thereafter.

10.9 Revocation of Mandate. The rights conferred upon the Board of Directors of the Company as set forth in this Section 10 shall not be revoked or rescinded in any case except with the consent of a majority of the holders of Ordinary Shares, the Majority Series A Investors and the Majority Series B Investors.

10.10 Assignment and Termination. The rights of the Investors set forth in this Section 10 are fully assignable to any person who holds or is acquiring the Series A Preferred Shares and/or Series B Preferred Shares, in a transfer which does not breach any express provision of this Agreement; provided, however, that the Company is given a written notice stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that the transferee executes and delivers an Adherence Agreement. This Section 10 shall terminate upon completion of a Qualified IPO.

10.11 Sky (Asia) Investment Limited – Automatic Conversion.

(a) Prior to December 31, 2008, Sky Investment and the Company agree that each Series B Preferred Share held by Sky Investment (including any Series A Preferred Shares then held by its permitted assigns, if any) shall automatically be converted into Ordinary Shares of the Company pursuant to Article 15(c) of the Restated M&A at the then effective Series B Conversion Price in the event that the Company shall receive written notice from any holder of Series A Preferred Shares and/or Series B Preferred Shares that such holder has elected to redeem all or any portion of their Preferred Shares as a result of the occurrence of a Redemption Event (as defined in Article 18(a)(i)(A) of the Restated M&A). Notwithstanding the foregoing, this Section 10.10 shall only apply in the following circumstances: (i) if the initial redemption notice from such holder of Preferred Shares is received by the Company prior to December 31, 2008; and (ii) following compliance with the terms of Article 18 of the Restated M&A, the Company has insufficient legally available assets and funds to redeem all of the Series A Preferred Shares and Series B Preferred Shares requested to be redeemed pursuant to Article 18 of the Restated M&A.

(b) By execution of this Agreement, Sky Investment acknowledges, consents and agrees to the automatic conversion of all of its Series B Preferred Shares as provided in this Section 10.10. Sky Investment further agrees to (i) to execute all instruments, notices and/or other documentation deemed necessary by the Investors in their discretion to effect such conversion; and (ii) hereby appoints any designee selected by the Majority Series B Investors in writing to execute all instruments, notices and other documentation on Sky Investment’s behalf as its lawful attorney in fact in order to effect the conversion of its Series B Preferred Shares in accordance with this Section 10.10. For avoidance of doubt, Sky Investment hereby waives its right to elect redemption pursuant to Article 18(a)(i)(A) of the Restated M&A, including without limitation any and all rights to receive the Redemption Price with respect to its Series B Preferred Shares in connection with a redemption pursuant to Article 18(a)(i)(A) of the Restated M&A; provided, however, that such waiver only applies to a redemption pursuant to Article 18(a)(i)(A) of the Restated M&A meets the criterion in Section 10.10(a(i)) and (ii).

(c) Upon receipt of the written notice from any holder of Series A Preferred Shares and/or Series B Preferred Shares of its election to redeem their Preferred Shares in connection with a Redemption Event (as defined in Article 18(a)(i)(A) of the Restated M&A), the Company shall provide Sky Investment and each Investor with notice of such election within ten (10) calendar days. The Company agrees to execute all instruments, notices and other documentation, and to make all necessary filings and updates to its register of members that are deemed necessary by the Majority Series B Investors in their discretion to effect such conversion.

11.	CONFIDENTIALITY AND NON-DISCLOSURE.

11.1 Financing Terms and Conditions.

(a) Disclosure of Terms. Each party hereto acknowledges that (i) the terms and conditions (collectively, the “Terms”) of this Agreement, the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, and (ii) any information which the Investors or the Company obtains from the other side, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company, the Investors to, or communications between the Company, the Investors, or pursuant to information rights granted under this Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of the Investors or the Company, as the case may be, or unless the Company or any of the Investors gives their respective written consent to the release of the information by the other Investors or the Company, respectively, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.

(b) Press Releases. Within sixty (60) days after the Series B Closing, the Company may issue a press release disclosing that the respective Investor has invested in the Company provided that the release does not disclose any of the Terms, (ii) the press release does not disclose the amount or other specific terms of the investment, and (iii) the final form of the press release is approved in advance in writing by that Investor mentioned therein. Any Investor’s name and the fact such Investor is a shareholder in the Company can be included in a reusable press release boilerplate statement, so long as such Investor has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding any Investor in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Investor’s prior written consent, which consent may be withheld at such Investor’s sole discretion.

(c) Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary,

(i) the Company may disclose any of the Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;

(ii) each Investor (and its fund manager) may, without disclosing the identities of the other Investors or the Financial Terms of their respective investments in the Company without their or the Company’s consent, disclose such Investor’s investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark (without requiring the Company’s further consent). If it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor;

(iii) each Investor shall have the right to disclose:

(1) any information to such Investor’s Affiliate, such Investor’s and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, its fund manager, shareholder, investor, bona fide potential investor, counsel or advisor, or employee of such Investor and/or its Affiliate; provided, however, that any such Person shall be advised of the confidential nature of the information and are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(2) any information for fund and inter-fund reporting purposes;

(3) any information as required by law, government authorities, exchanges and/or regulatory bodies, including without limitation by the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the PRC, the London Stock Exchange plc, the Financial Services Authority and the Listing Authority of the United Kingdom or the Securities and Exchange Commission of the United States (or equivalent for other venues);

(3) any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company; and/or

(4) any information contained in press releases or public announcements of the Company pursuant to Section 11.1(b) above.

(d) the confidentiality obligations set out in this Section 11.1 do not apply to:

(i) information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 11.1 or (ii) a breach of a confidentiality obligation by a third party discloser, where the breach was actually known to that relevant party;

(ii) information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii) information disclosed by any director of the Company or Observer to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 11.1.

(e) Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Agreement Financing Terms, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

11.2 Waiver. The Company acknowledges that the Investor will likely have, from time to time, information that may be of interest to the Company or its Subsidiaries (“Information”) regarding a wide variety of matters including (1) the Investor’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments the Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including technologies, products and services that may be competitive with those of the Company or any of its Subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including companies that may be competitive with the Company or any of its Subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its Subsidiaries. Such Information may or may not be known by the Investor Director. The Company, as a material part of the consideration for this Agreement, agrees that the Investor Director shall not have any duty to disclose any Information to the Company or any of its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any Information, or otherwise to take advantage of any opportunity that may be of interest to the Company or any of its Subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Investor’s ability to pursue opportunities based on such Information or that would require the Investor, any representative, the Investor Director to disclose any such Information to the Company or any of its Subsidiaries or offer any opportunity relating thereto to the Company or any Group Company.

11.3 Entire Agreement. This Section 11 constitutes the entire agreement between the parties as to the matter of confidentiality and supersedes the separate nondisclosure agreements executed by the Company with the Investors (and/or their Affiliates) with respect to the transactions contemplated.

11.4 Termination. This Section 11 shall survive any termination of this Agreement.

12.	TERMINATION.

Unless otherwise expressly provided in this Agreement, all the rights, obligations and interests of the Parties under this Agreement, other than Section 2.2, Section 3.1, Section 8, Section 11, Section 13, shall wholly and unconditionally terminate upon completion of a Qualified IPO.

13.	MISCELLANEOUS.

13.1 Governing Law. This Agreement shall be governed in all respects by the laws of the Hong Kong Special Administrative Region without regard to conflicts of law principles.

13.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. Except as expressly stated otherwise, the rights of each of the Investors set forth in this Agreement are fully assignable to any person who holds or is acquiring Shares from the respective Investor.

13.3 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

13.4 Entire Agreement. This Agreement and the schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

13.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; or (c) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the Investors as set forth in Schedules 1A and 1B and to the Company, the Group Companies and Key Shareholders as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company, Group Companies

and each Key Shareholder:

Rooms 353B-355B,

Aether Square, 986 Jie Fang Bei Road,

Guangzhou, PRC

Postal code: 510040

Attn: Pan Weijia

Fax No.:(86) (20) 8666 5861

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 13.5, by giving the other party written notice of the new address in the manner set forth above.

13.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default heretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.

13.7 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

13.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one (1) instrument.

13.9 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

13.10 Adjustment for Share Splits, etc. Whenever in this Agreement there is a reference to a specific number or percentage of the Series A Preferred Shares or Series B Preferred Shares, as the case may be, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Preferred Shares or Series B Preferred Shares, as the case may be, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

13.11 Pronouns. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

13.12 Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party that is a company, shall nominate one authorized senior officer as its representative. The parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such representatives in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator agreed to and jointly appointed by the parties and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: The arbitration tribunal shall consist of one (1) arbitrator to be appointed according to the UNCITRAL Rules by HKIAC. If there are only two Parties to the arbitration, and such Parties can not agree on the one (1) arbitrator appointed by the HKIAC, then, if there are only two (2) parties to the arbitration, each party shall appoint one (1) arbitrator and the two arbitrators so appointed shall appoint the third arbitrator, who shall serve as chair of the arbitral tribunal, within thirty (30) days of the appointment of the second arbitrator. Any arbitrator not timely selected shall be appointed by the HKIAC. The two party appointed arbitrators shall appoint the third arbitrator, who shall serve as chair of the arbitral tribunal, within thirty (30) days of the appointment of the second arbitrator. If the third arbitrator is not timely appointed such arbitrator shall be appointed by the HKIAC and such arbitrator shall be qualified to practice law in Hong Kong.

The language of the arbitration shall be English. Notwithstanding anything in this Agreement or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any Investor unless such award both (i) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (ii) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of such Investor or its Affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

13.13 This Agreement to Prevail; Termination of 2006 Investor’s Rights Agreement. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated M&A, the terms of this Agreement shall prevail. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated M&A so as to eliminate such inconsistency. The Parties agree that this Agreement shall supersede and replace the 2006 Investor’s Rights Agreement. In consideration of the mutual covenants and promises contained herein, each of the parties to the 2006 Investor’s Rights Agreement hereby confirms and covenants with each of the other parties thereto that, with effect immediately after the Series B Closing: the 2006 Investor’s Rights Agreement shall be absolutely terminated; none of the parties to the 2006 Investor’s Rights Agreement have or shall have any rights, claims or interests whatsoever against any of the other parties to the 2006 Investor’s Rights Agreement under or in respect of the 2006 Investor’s Rights Agreement; and to the extent that any of the parties to the 2006 Investor’s Rights Agreement have or may have any rights, claims or interests whatsoever against any of the other parties thereto under or in respect of the 2006 Investor’s Rights Agreement, such rights, claims or interests are hereby absolutely, irrevocably and unconditionally waived, discharged and released. The 2006 Investor’s Rights Agreement shall be terminated with effect from the date of this Agreement. In consideration of the mutual covenants and promises contained herein, the Parties agree that in so far as (a) the definition of “Qualified IPO”; (b) the provisions of Clause 5.18 (Obligations of Management); and (c) Clause 10 (Confidentiality and Non-Disclosure of the Series A Share Subscription Agreement conflicts with the same provisions in the Series B Shares Subscription Agreement, those terms of the Series B Shares Subscription Agreement shall prevail.

13.14 JAFCO Rights. Any rights of JAFCO under this Agreement may, without prejudice to the rights of JAFCO to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd. (“JIAP”) or any other fund manager of JAFCO or their nominees (“JAFCO Manager”), unless JAFCO has given notice to the other parties that any such rights cannot be exercised by JIAP or a JAFCO Manager and (b) not given notice to the other parties that such notice which is given under this Section 13.14 has been revoked.

13.15 Series A Waiver. The Series A Investor and the Company agree and confirm that, each of them hereby (i) waives the rights of adjustment that each of them have as set out in Clause 2 and Schedule A of the Series A Shares Subscription Agreement, which rights shall be deemed for all purposes to be terminated and to have no further cause and effect, and (b) waives any and all claims against each other or any of the other’s Affiliates (including with respect to the Company, any of the Group Companies) for any breach of any covenants, representations or warranties contained in the Series A Share Subscription Agreement, provided that the waiver with respect to this Section 13.15(b) shall only apply to facts, circumstances, events or other items disclosed in the Disclosure Schedule to the Series B Subscription Agreement or which are otherwise known to the respective party as of the date of Closing.

13.16 Engagement Letter. Pan Weijia covenants and undertakes that, in the event that Hanson Westhouse Limited exercises its option to acquire that number of Ordinary Shares equivalent to 0.5% of the enlarged issued share capital of the Company (taking into account the Series B Preferred Shares on an as-converted basis and adjusted from time to time as necessary for any future corporate actions) at the subscription price for the Series B Preferred Shares, then, in lieu of the Company issuing such Ordinary Shares to Hanson Westhouse Limited, Pan Weijia will transfer an equivalent number of Ordinary Shares to Hanson Westhouse Limited in satisfaction of the Company’s obligations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

SERIES A INVESTOR:

BEPRECISE INVESTMENTS LIMITED (精确投资有限公司)

By:	/s/ Shuang Wang
Print Name: Shuang Wang
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

SERIES B INVESTORS:

JAFCO ASIA TECHNOLOGY FUND IV

By:	/s/ Hiroshi Yamada
Name: Hiroshi Yamada
Title: Attorney

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

SERIES B INVESTORS:

NIFSMBC-V2006S1 INVESTMENT LIMITED PARTNERSHIP

By:	/s/ Yoshiaki Bai
Name: Mr. Yoshiaki Bai
Title: General Manager

NIFSMBC-V2006S3 INVESTMENT LIMITED PARTNERSHIP

By:	/s/ Yoshiaki Bai
Name: Mr. Yoshiaki Bai
Title: General Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

SERIES B INVESTORS:

HUITUNG INVESTMENTS (BVI) LIMITED

By:	/s/ Tsui-Hui Huang
Name: Tsui-Hui Huang
Title: President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

SERIES B INVESTORS:

ULTRA VIEW INVESTMENTS LIMITED

By:	/s/ Yip Chi Chiu
Name: Yip Chi Chiu
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

SERIES B INVESTORS:

SHANGHAI INTERNATIONAL SHANGHAI GROWTH INVESTMENT LIMITED

By:	/s/ Wang Ching
Name: Dr. Wang Ching
Title: Executive Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

SERIES B INVESTORS:

SKY (ASIA) INVESTMENT LIMITED

By:	/s/ Weicheng Pan
Name: Weicheng Pan
Title: President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

COMPANY:

GLOBAL MARKET GROUP LIMITED
(环球巿场集团有限公司)

By:	/s/ Weijia Pan
Print Name: Weijia Pan
Title: President

Witnessed by:

/s/ Xiaohong Cai
Print Name: Xiaohong Cai
Title: Secretary

HK SUBSIDIARY:

SEALED with the COMMON SEAL of

GLOBAL MARKET GROUP (ASIA) LIMITED
(环球巿场集团（亚洲）有限公司),

By:	/s/ Weijia Pan
Print Name: Weijia Pan
Title: President

Witnessed by:

/s/ Xiaohong Cai
Print Name: Xiaohong Cai
Title: Secretary

PRC SUBSIDIARIES:

SEALED with the OFFICIAL SEAL of

GLOBAL MARKET (GUANGZHOU) CO., LTD. (广州龙媒计算机科技有限公司)

By:	/s/ Weijia Pan
Print Name: Weijia Pan
Title: President

Witnessed by:

/s/ Xiaohong Cai
Print Name: Xiaohong Cai
Title: Secretary

SEALED with the OFFICIAL SEAL of

GLOBAL MARKET INTERNATIONAL LOGISTICS CO., LTD. (广州龙企国际货运代理有限公司)

By:	/s/ Weinian Pan
Print Name: Weinian Pan
Title: Director

Witnessed by:

/s/ Xiaohong Cai
Print Name: Xiaohong Cai
Title: Secretary

SEALED with the OFFICIAL SEAL of

GLOBAL MARKET LOGISTICS CO., LTD. (广州龙星国际货运代理有限公司)

By:	/s/ Weinian Pan
Print Name: Weinian Pan
Title: Director

Witnessed by:

/s/ Xiaohong Cai
Print Name: Xiaohong Cai
Title: Secretary

Founder PRC Company:

SEALED with the OFFICIAL SEAL of

GUANGZHOU SHENLONG COMPUTER TECHNOLOGY CO., LTD (广州燊龙计算机科技有限公司)

By:	/s/ Weinian Pan
Print Name: Weinian Pan
Title: Director

Witnessed by:

/s/ Xiaohong Cai
Print Name: Xiaohong Cai
Title: Secretary

SIGNED, SEALED AND DELIVERED BY:

/s/ Pan Weijia
PAN WEIJIA (潘伟佳), as an individual

Witnessed by:

/s/ Xiaohong Cai
Print Name: Xiaohong Cai
Title: Secretary

SIGNED, SEALED AND DELIVERED BY:

/s/ Pan Weinian
PAN WEINIAN (潘伟年), as an individual

Witnessed by:

/s/ Xiaohong Cai
Print Name: Xiaohong Cai
Title: Secretary

SCHEDULE 1A

The Series A Investor

Name	Address / Contact Details
Beprecise Investments Limited (精确投资有限公司)	11/F, Ka Wah Bank Centre 232 Des Voeux Road Central, Hong Kong Attn: Tommy Siu Lun Fork Fax No.: (852) 2858 4483

SCHEDULE 1B

The Series B Investors

Name	Address / Contact Details

JAFCO Asia Technology Fund IV

Address for Notices:

c/o JAFCO Investment (Asia Pacific) Ltd.

6 Battery Road

#42-01 Singapore 049909

Fax Number: +65 6221-3690

With a copy to:

JAFCO Investment (Hong Kong) Ltd.

30/F Two International Finance Centre

8 Finance Street

Central Hong Kong

Fax Number: +852 2536-1979

Attn: General Manager

NIFSMBC-V2006S1 Investment Limited Partnership

Registered office:

1-8-10, Kudan-Kita,

Chiyoda-ku, Tokyo

102-0073, Japan

Attn: International Department

1-8-10, Kudan-Kita,

Chiyoda-ku, Tokyo

102-0073, Japan

Fax: +81-3-3234-5013

With an electronic copy to the following email addresses:

t-ota@nifsmbc.co.jp and kimoto@nif-china.com

NIFSMBC-V2006S3 Investment Limited Partnership

Registered office:

1-8-10, Kudan-Kita,

Chiyoda-ku, Tokyo

102-0073, Japan

Attn: International Department

1-8-10, Kudan-Kita,

Chiyoda-ku, Tokyo

102-0073, Japan

Fax: +81-3-3234-5013

With an electronic copy to the following email addresses:

t-ota@nifsmbc.co.jp and kimoto@nif-china.com

Huitung Investments (BVI) Limited

10F, 261, Sung-Chiang Road

Taipei, Taiwan

Tel: +886-2-2500-6700

Fax: +886-2-2502-9716

Attn: Bonnie Chiang

With a copy to:

Room 2211, Shui On Plaza,

333, Huai-Hai Zhong Road,

Shanghai, China,

Postcode: 200021

Tel: +86-21-6385-3266

Fax: +86-21-6385-2199

Attn: David Tso

Ultra View Investments Limited

Address for Notices:

c/o Asset Managers (Asia) Company Limited, Room

601, Bank of America Tower, 12 Harcourt Road,

Central, Hong Kong

Attention: Mr. SC Mak and Mr. Wilson Lee

Fax No.: +852-2521-9100

Registered Office:

PO Box 957, Offshore Incorporations Centre, Road

Town, Tortola, British Virgin Island

Shanghai International Shanghai Growth Investment Limited	Address for Notices 23/F Two International Finance Centre 8 Finance Street, Central, Hong Kong Attention: Dr. WANG Ching Fax No.: +852 2840 1286

Sky (Asia) Investment Limited	Correspondence Address: No. 1059 Bai Yun Bao Da Dao Guangzhou, PRC Attention: Pan Weicheng Fax No.: +86 20 8618 8392

SCHEDULE 2

Definitions

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Series B Shares Subscription Agreement.

“Affiliate” shall mean, with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person. For the avoidance of doubt, none of the Investors shall be deemed to be an Affiliate of any Group Company or Key Shareholder.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Approved Accounting Firm” shall mean one of the “Big Four” accounting firms or any other international accounting firm approved by a simple majority of the Board.

“Board” shall mean the board of directors of the Company.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Hong Kong Special Administrative Region, Singapore or the PRC.

“Business Plan” shall mean the business plan provided to the Series B Investors dated October 2007.

“Circular 75” has the meaning set forth in Section 5.4.

“Co-Sale Eligible Holder” has the meaning set forth in Section 6.1.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Conversion Shares” shall mean Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares or Series B Preferred Shares, as the case may be.

“Disclosing Party” has the meaning set forth in Section 11.1(e).

“Employee Share Option Plan” shall mean the employee share option plan adopted by the Company or to be adopted by the Company as soon as practicable after the Series B Closing and such other arrangements, contracts, or plans as are recommended by management and approved by the Board.

“Employee Securities” has the meaning ascribed to it in Section 4.1(c)(iv).

“Engagement Letter” shall mean the engagement letter dated July 5, 2007 made between the Company and Hanson Westhouse Limited.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any comparable law of any other jurisdiction in which the Company’s Shares are subject to regulation

“Exercising Investor” has the meaning set forth in Section 5.2(c).

“First Participation Notice” has the meaning set forth in Section 4.1(d)(i).

“Form S-3” or “Form F-3” shall mean such form under the Securities Act as in effect on the date hereof (including Form S-3 or Form F-3, as appropriate) or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC

“Global Market Subsidiaries” shall mean the HK Subsidiary and the PRC Subsidiaries and “Global Market Subsidiary” shall mean each of them.

“Group Companies” shall mean the Company, Shenlong and the Global Market Subsidiaries, and any other direct or indirect Subsidiary of a Group Company collectively (each a “Group Company”), unless the text specifically indicate otherwise.

“HKIAC” shall have the meaning set out in Section 13.12(b).

“HK Subsidiary” shall mean Global Market Group (Asia) Limited (环球巿场集团（亚洲）有限公司), a company incorporated in the Hong Kong Special Administrative Region of the PRC, whose registered office is at Room 5, Block A, 7th Floor, Phase I, Yip Fat Factory Building, 77 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong.

“Holder” means, for purposes of Exhibit B, any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under Exhibit B have been duly assigned in accordance with this Agreement

“Immediate Family Member” shall mean a child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

“IFRS” shall mean the International Financial Reporting Standards as promulgated from time to time by the International Accounting Standards Board (IASB) (including, without limitation, standards and interpretations approved by IASB), together with the IASB’s pronouncement thereon from time to time.

“Independent Director” has the meaning set forth in Section 10.1(d).

“Information” has the meaning set forth in Section 10.5.

“Inspection Rights Holder” has the meaning set forth in Section 2.1(b).

“Investor Acceptance Period” has the meaning set forth in Section 5.3(a)(iii).

“Investors” shall mean the parties named in Schedules 1A and 1B, and each an “Investor”.

“Investor Directors” shall mean the four (4) directors appointed or to be appointed by the Series A Investor and Series B Investors in accordance with Section 10.1(b), collectively, and “Investor Director” means any one of them.

“Investor Transfer Notice” has the meaning set forth in Section 5.3(a).

“IPO” shall mean the Company’s first underwritten public offering of its Ordinary Shares and listing on an internationally-recognized securities exchange.

“JAFCO” shall mean JAFCO Asia Technology Fund IV and its successors and permitted assigns.

“JAFCO Director” has the meaning set forth in Section 10.1(b).

“JAFCO Manager” shall has the meaning set forth in Section 13.14.

“JIAP” has the meaning ascribed to such term in Section 13.14.

“Key Shareholder” or “Key Shareholders” have the meaning set forth in the introductory paragraph of this Agreement.

“Key Shareholder Transfer” has the meaning set forth in Section 5.1(a).

“Key Shareholder Transfer Notice” has the meaning set forth in Section 5.2(a).

“Key Shareholder Transfer Period” has the meaning set forth in Section 5.2(b).

“Key Shareholder Transfer Shares” has the meaning set forth in Section 5.2(a).

“Management Directors” has the meaning set forth in Section 10.1(c).

“Majority Investors” shall mean (i) the Series A Investors holding more than fifty percent (50%) of the then outstanding Series A Preferred Share, and (ii) the Series B Investors holding more than fifty percent (50%) of the then outstanding Series B Preferred Shares.

“Majority Series A Investors” means the holders of more than fifty percent (50%) of the Series A Preferred Shares then outstanding.

“Majority Series B Investors” means the holders of more than fifty percent (50%) of the Series B Preferred Shares then outstanding.

“New Securities” has the meaning set forth in Section 4.1(c).

“Non-Disclosing Parties” has the meaning set forth in Section 11.1(e).

“Non-Transferring Preferred Shareholders” has the meaning set forth in Section 5.3(a)(iii).

“Non-Transferring Series A Holder” has the meaning set forth in Section 5.3(a)(i).

“Non-Transferring Series A Holder’s Pro Rata Share” has the meaning set forth in Section 5.3(a)(i).

“Non-Transferring Series B Holder” has the meaning set forth in Section 5.3(a)(ii).

“Non-Transferring Series B Holder’s Pro Rata Share” has the meaning set forth in Section 5.3(a)(ii).

“Observers” has the meaning set forth in Section 10.2.

“Offer” has the meaning set forth in Section 7.1.

“Offeree” has the meaning set forth in Section 7.1.

“Offeror” has the meaning set forth in Section 7.1.

“Offer Notice” has the meaning set forth in Section 7.1.

“Ordinary Shares” shall mean the ordinary shares of the Company, par value US$0.001 per share.

“Original Investors” has the meaning ascribed to it in Section 2.1(b).

“Participation Rights Holder” has the meaning set forth in Section 4.1(a).

“Permitted Acquisitions” shall mean the acquisition by the Company of one (1) logistics company in the first six (6) months of fiscal year 2008 and one (1) additional logistics company prior to March 31, 2009, in each case meeting the following requirements: (i) the net acquisition price is less than four (4) times the acquisition target’s after-tax profits for the twelve (12) month period following the completion of such acquisition, (ii) such acquisition will not require the Company to seek additional financing above and beyond the proceeds from the Series B Preferred Shares financing in order to continue operations as set forth in the Business Plan, and (iii) such acquisition will not in any way adversely impact the Company’s expansion plans in the B2B trade promotion business, which expansion plans includes the budgeted allocation of no less than US$8,000,000 for marketing, IT/online platform development, new hires and other B2B trade promotion related activities, as provided in the Business Plan.

“Person” shall mean any natural person, firm, partnership, association, corporation, company, trust, public body or government.

“PRC” shall mean the People’s Republic of China (excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan for the purposes of this Agreement).

“PRC Subsidiaries” shall mean, collectively, (a) Global Market (Guangzhou) Co., Ltd (广州龙媒计算机科技有限公司) (“Global Market Guangzhou”), a joint venture established under the laws of the PRC, whose registered address is Room 1009A, Renfeng Building, No. 490 Tianhe Road, Tianhe District, Guangzhou, PRC; (b) Global Market International Logistics Co., Ltd. (广州龙企国际货运代理有限公司) (“Global Market Long Qi”), a domestic limited liability company established under the laws of the PRC, whose registered address is at Room 353B, 3/F, No. 986, Jiefangbei Road, Yuexiu District, Guangzhou, PRC; and (c) Global Market Logistics Co., Ltd. (广州龙星国际货运代理有限公司) (“Global Market Long Xing”), a domestic limited liability company established under the laws of the PRC, whose registered address is at Room 1009A, Renfeng Building, No. 490, Tianhe Road, Tianhe District, Guangzhou, PRC.

“Preferred Shares” shall mean the Series A Preferred Shares and the Series B Preferred Shares.

“Preferred Shareholders” shall mean the holders of the Series A Preferred Shares, the Series B Preferred Shares and/or other preferred shares of the Company of any class or series that may be issued from time to time.

“Preferred Transfer Shares” has the meaning set forth in Section 5.3(a)(iii).

“Pro Rata Co-Sale Share” has the meaning set forth in Section 6.1(a).

“Pro Rata ROFR Share” has the meaning as ascribed to it in Section 5.2(b).

“Pro Rata Share” has the meaning set forth in Section 4.1(b).

“Prohibited Key Shareholder Transfer” has the meaning set forth in Section 6.4(a).

“Qualified IPO” shall mean a firm commitment underwritten registered public offering by the Company of its Ordinary Shares (or depositary receipts or other securities evidencing Ordinary Shares) that either (i) is approved by the Majority Investors; or (ii) is approved by the majority of the Board AND meets the following requirements: (A) is listed on NASDAQ or the Main Board of The Stock Exchange of Hong Kong Limited, (B) reflects a market capitalization of the Company of at least US$300,000,000, and (C) results in aggregate offering proceeds (before deduction of fees, commissions or expenses) to the Company of not less than US$75,000,000 (or any cash proceeds of other currency of equivalent value).

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2, 3 and 4 of Exhibit B, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one (1) counsel for the Investors, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company)

“Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares, (ii) any Ordinary Shares issued or issuable upon conversion of any shares of the Company acquired by the Investors after the date hereof, (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i) and (ii) above, (iv) any other Ordinary Share owned or hereafter acquired by any Investor, including, without limitation, any Ordinary Shares issued in respect of the Ordinary Shares described in (i)-(iv) above upon any share split, share dividend, recapitalization or a similar event; and (v) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 3 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 3 of this Agreement.

“Remaining Investors” has the meaning set forth in Section 5.3(a)(iii).

“Remaining Investor’s Pro Rata Share” has the meaning set forth in Section 5.3(a)(iii).

“Remaining Shareholder’s Pro Rata Share” has the meaning set forth in Section 5.3(a)(iv).

“Remaining Shareholders” has the meaning set forth in Section 5.3(a).

“Restated M&A” shall mean the Re-Amended and Restated Memorandum and Articles of Association of the Company in substantially the form attached thereto as Exhibit B to the Series B Shares Subscription Agreement.

“Right of Participation” has the meaning set forth in Section 4.1(a).

“Rights Participants” has the meaning set forth in Section 4.1(d)(ii).

“SAFE” has the meaning set forth in Section 5.4.

“Sale of the Company” has the meaning set forth in Section 7.1.

“Second Participation Notice” has the meaning set forth in Section 4.1(d)(ii).

“Second Participation Period” has the meaning as ascribed to it in Section 4.1(d)(ii).

“SEC” means the United States Securities and Exchange Commission, or comparable regulatory authority in any other jurisdiction having oversight over the trading of the Company’s Shares.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act (or comparable law in a jurisdiction other than the United States).

“SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act (or comparable law in a jurisdiction other than the United States).

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act (or comparable law in a jurisdiction other than the United States).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (or comparable law in a jurisdiction other than the United States).

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2, 3 and 4 of Exhibit B.

“Selling Investor” has the meaning set forth in Section 5.3(a).

“Selling Key Shareholder” has the meaning set forth in Section 5.2(a).

“Selling Shareholder” has the meaning set forth in Section 7.2(b).

“Series A Investors” shall mean the holders of Series A Preferred Shares from time to time.

“Series A Director” has the meaning set forth in Section 10.1(a).

“Series A Preferred Shares” shall mean the series A preferred shares, par value US$0.001 per share, issued by the Company.

“Series A Shares Subscription Agreement” has the meaning set forth in the recitals of this Agreement.

“Series A Transfer Shares” has the meaning set forth in Section 5.3(a)(i).

“Series A Transfer Shares Acceptance Period” has the meaning set forth in Section 5.3(a)(i).

“Series B Closing” shall mean the Closing as defined in Section 4.1(a) of the Series B Shares Subscription Agreement.

“Series B Directors” has the meaning set forth in Section 10.1(b).

“Series B Preferred Shares” shall mean the series B preferred shares, par value US$0.001 per share, to be issued by the Company.

“Series B Investors” shall mean the holders of Series B Preferred Shares from time to time.

“Series B Shares Subscription Agreement” has the meaning set forth in the recitals of this Agreement.

“Series B Transfer Shares” has the meaning set forth in Section 5.3(a)(ii).

“Series B Transfer Shares Acceptance Period” has the meaning set forth in Section 5.3(a)(ii).

“Shareholders” shall mean the Key Shareholders and the Investors (each a “Shareholder”), unless the text specifically indicate otherwise.

“Shares” shall mean all Preferred Shares and all Ordinary Shares now owned or subsequently acquired by any shareholder.

“SI Director” has the meaning set forth in Section 10.1(b).

“SISGL” shall mean Shanghai International Shanghai Growth Investment Limited and its successors and permitted assigns.

“SISGL Director” has the meaning set forth in Section 10.1(b).

“Sky Investment” shall mean Sky (Asia) Investment Limited and its successors and permitted assigns.

“Subsidiary” or “subsidiary” shall mean, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with U.S. GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies (excluding the Company).

“Terms” has the meaning set forth in Section 11.1(a).

“Transaction Documents” shall mean this Agreement, the Series B Shares Subscription Agreement, the Restated M&A, and any other agreements, instruments, certificates executed or entered into pursuant to or in connection with any of the foregoing.

“UNCITRAL Rules” shall have the meaning set forth in Section 13.12(b).

“Ultimate Interest Holder” has the meaning set forth in Section 10.3.

“U.S. GAAP” shall mean the accounting principles generally accepted in the United States.

“Violation” means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other applicable laws of the United States or other relevant jurisdictions, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act, any state securities law, or other applicable laws of the United States or other relevant jurisdictions

“US$” shall mean the lawful currency of the United States of America.

“2006 Investor’s Rights Agreement” has the meaning set forth in the Recitals.

EXHIBIT A

ADHERENCE AGREEMENT

This Adherence Agreement (this “Adherence Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Investors’ Rights Agreement dated on March 26, 2008 (the “Agreement”) by and among Global Market Group Limited, a Cayman Islands company (the “Company”), Global Market Group (Asia) Limited (the “HK Subsidiary”), Global Market (Guangzhou) Co., Ltd. (广州龙媒计算机科技有限公司) (“Global Market Guangzhou”), Global Market International Logistics Co., Ltd. (广州龙企国际货运代理有限公司), (“Global Market Long Qi”), Global Market Logistics Co., Ltd. (广州龙星国际货运代理有限公司) (“Global Market Long Xing”) and certain of its shareholders and in consideration of the Shares subscribed for by the Transferee thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adherence Agreement, the Transferee agrees as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring [number] [preferred/ordinary] shares of the Company (the “Shares”) from [name of transferor] (the “Transferor”), subject to the terms and conditions of the Agreement.

2. Agreement. Immediately upon transfer of the Shares, Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement applicable to the Transferor, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a/an [Key Shareholder thereunder (if transferor is a Key Shareholder)]/[Investor thereunder (if transferor is an Investor)].

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this      day of                     ,             .

TRANSFEREE:

By:

Name:

Title:

Address:

Fax:

Accepted and Agreed:

GLOBAL MARKET GROUP LIMITED

By:

Name:

Title:

EXHIBIT B

REGISTRATION RIGHTS

1.	Applicability of Rights; Non-U.S. Registrations.

1.1	The Holders shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of Company securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

1.2	For purposes of this Agreement and Exhibit B, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

2.	Demand Registration.

2.1	Request by Holders.

If the Company shall, at any time after the earlier of (i) thirty six (36) months after the Series B Closing, (ii) after the Company’s IPO, or (iii) six (6) months after the Company becomes subject to the reporting requirements of the Securities Exchange Act, receive a written request from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act pursuant to this Section 2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2 or Section 4 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.2(b) or 3.2(b).

2.2	Underwriting.

(a)	If the Holders initiating the registration request under this Section 2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company.

(b)	Notwithstanding any other provision of this Section 2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated (x) first, to the Investors on a pro rata basis according to the number of Registrable Securities then outstanding held by each Investor requesting registration and (y) then, to the other Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each such Holder requesting registration; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further that, other than in connection with the Company’s IPO, at least twenty-five percent (25%) of the Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

2.3	Maximum Number of Demand Registrations.

The Company shall not be obligated to effect more than three (3) such registrations on behalf of the Investors pursuant to this Section 2.

2.4	Deferral.

Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

3.	Piggyback Registrations.

3.1	The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2 or Section 3 of this Agreement or to any employee benefit plan or a corporate reorganization) and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

3.2	Underwriting.

(a)	If a registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.

(b)	Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Investors requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Investor, third, to the other Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder and fourth, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) other than in connection with the Company’s IPO, the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded, unless otherwise approved by the holders of a majority of the Registrable Securities. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

3.3	Not Demand Registration.

Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.

4.	Form F-3 Registration.

In case the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

4.1	Notice.

Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

4.2	Registration.

As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 4.1; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4:

(a)	if Form F-3 is not available for such offering by the Holders;

(b)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

(c)	if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 4; provided that the Company shall not register any of its other shares during such sixty (60) day period.

(d)	if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.2 and 3.2; or

(e)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

4.3	Not a Demand Registration.

Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

4.4	Underwriting.

If the Holders of Registrable Securities requesting registration under this Section 4 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.2 shall apply to such registration.

5.	Expenses.

All Registration Expenses incurred in connection with any registration pursuant to Sections 2, 3 or 4 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2, 3 or 4 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.

6.	Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

6.1	Registration Statement.

Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

6.2	Amendments and Supplements.

Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

6.3	Prospectuses.

Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

6.4	Blue Sky.

Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

6.5	Underwriting.

In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

6.6	Notification.

Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

6.7	Opinion and Comfort Letter.

Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

7.	Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2, 3 or 4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

8.	Indemnification.

In the event any Registrable Securities are included in a registration statement under Sections 2, 3 or 4:

8.1	By the Company.

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(a)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(b)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(c)	any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder or any partner, officer, director, counsel, underwriter or controlling person of such Holder.

8.2	By Selling Holders.

To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that in no event shall any indemnity under this Section 8.2 exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

8.3	Notice.

Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnified party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.

8.4	Contribution.

In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 8; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

8.5	Survival.

The obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

9.	No Registration Rights to Third Parties.

Without the prior written consent of the Holders of a majority in interest of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Exhibit B, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

10.	Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

10.1	Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

10.2	File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

10.3	So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

11.	Market Stand-Off.

Each Shareholder agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 11 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 11.

EXHIBIT C

FORM OF DIRECTOR INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is entered into on [            ], 2008 by and between Global Market Group Limited, a company incorporated in the Cayman Islands (the “Company”) and [    ] (“Indemnitee”).

RECITALS

A. The Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for its directors, officers, employees, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance.

B. The Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

C. Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and other directors, officers, employees, agents and fiduciaries of the Company may not be willing to continue to serve in such capacities without additional protection.

D. The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and, in part, in order to induce Indemnitee to continue to provide services to the Company, wishes to provide for the indemnification and advancing of expenses to Indemnitee to the maximum extent permitted by law.

E. In view of the considerations set forth above, the Company desires that Indemnitee be indemnified by the Company as set forth herein.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1. Indemnification.

(a) Indemnification of Expenses. The Company shall indemnify to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or are threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believe might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a “Claim”) by reason of (or arising in part out of) any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity (hereinafter an “Indemnifiable Event”) against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) of such Claim and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter “Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. Such payment of Expenses shall be made by the Company as soon as practicable but in any event no later than twenty days after written demand by Indemnitee therefor is presented to the Company. For the avoidance of doubt, the Indemnitee should be responsible for his actions that are unrelated to his duties as a director of the Company.

(b) Reviewing Party. Notwithstanding the foregoing, (i) the obligations of the Company under Section 1(a) shall be subject to the condition that the Reviewing Party (as described in Section 9(e) hereof) shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 1(c) hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an advance payment of Expenses to Indemnitee pursuant to Section 2(a) (an “Expense Advance”) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). The Indemnitee’s obligation to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control (as defined in Section 9(c) hereof), the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 1(c) hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(c) Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) then, with respect to all matters thereafter arising concerning the rights of Indemnitee to payments of Expenses and Expense Advances under this Agreement or any other agreement or under the Company’s Certificate of Incorporation or Memorandum and Articles of Association as now or hereafter in effect, Independent Legal Counsel (as defined in Section 9(d) hereof) shall be selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(d) Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 8 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation referred to in Section (1)(a) hereof or in the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

2. Expenses; Indemnification Procedure.

(a) Advancement of Expenses. The Company shall advance all Expenses incurred by Indemnitee. The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable but in any event no later than thirty (30) days after written demand by Indemnitee therefor to the Company.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c) No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d) Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 2(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, the Indemnitee shall be entitled to request that the Company assume the defense of such Claim with counsel approved by Indemnitee, upon the delivery to the Company of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim; provided that, (i) Indemnitee shall have the right to employ separate legal counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of separate legal counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain the legal counsel originally appointed to defend such Claim, then the fees and expenses of Indemnitee’s separate legal counsel shall be at the expense of the Company. The Company shall conduct the defense of the Indemnitee in good faith and in consultation with the Indemnitee and legal counsel, and the Company shall not settle any claim against Indemnitee without the express written consent of the Indemnitee.

3. Additional Indemnification Rights; Non-Exclusivity.

(a) Scope. The Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Memorandum and Articles of Association or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Cayman Islands corporation to indemnify a member of its Board of Directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Cayman Islands corporation to indemnify a member of its Board of Directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 8(a) hereof.

(b) Non-exclusivity. The indemnification provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s Memorandum of Association, its Articles of Association, any agreement, any vote of stockholders or disinterested directors, the laws of the Hong Kong Special Administrative Region, or otherwise. The indemnification provided under this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

4. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, or the Company’s Memorandum of Association or Articles of Association or otherwise) of the amounts otherwise indemnifiable hereunder.

5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

6. Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that if the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company may be required to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

7. Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of directors’ and officers’ liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if Indemnitee is not an officer or director but is a key employee.

8. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Excluded Action or Omissions. To indemnify Indemnitee for Expenses resulting from acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law;

(b) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s Memorandum of Association or Articles of Association now or hereafter in effect relating to Claims for Indemnifiable Events, or (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim;

(c) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous; or

(d) Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Exchange Act, or any similar successor statute if the Company is subject to the informational requirements of the Exchange Act.

9. Period of Limitations.

No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

10. Construction of Certain Phrases.

(a) For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(c) For purposes of this Agreement a “Change in Control” shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(d) For purposes of this Agreement, “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 1(c) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(e) For purposes of this Agreement, a “Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular Claim for which Indemnitee are seeking indemnification, or Independent Legal Counsel.

(f) For purposes of this Agreement, “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnifiable Events regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary of the Company or of any other enterprise at the Company’s request.

13. Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action, regardless of whether Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, a court of competent jurisdiction over such action determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, a court having jurisdiction over such action determines that each of Indemnitee’s material defenses to such action was made in bad faith or was frivolous.

14. Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission, if delivered by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed if to Indemnitee, at the Indemnitee’s address as set forth beneath Indemnitee’s signature to this Agreement and if to the Company at the address shown on the signature page of this Agreement (attention: Chief Executive Officer) or at such other address as such party may designate by ten days’ advance written notice to the other party hereto.

15. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be one arbitrator. The arbitrator shall be jointly appointed by the disputing parties or, failing which the Secretary-General of the Centre shall appoint the arbitrator.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration.

(d) The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong and shall not apply any other substantive law.

(e) In the course of arbitration, the Parties shall continue to implement the terms of this Agreement except (as between the disputing parties) for the matters under arbitration.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(g) Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

16. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17. Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the Hong Kong Special Administrative Region.

18. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

20. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

21. No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Global Market Group Limited

By:
Name:
Title:

Address of Global Market Group Limited:

AGREED TO AND ACCEPTED BY:

(Signature of Indemnitee)

(Type Name)
Address of Indemnitee: